EXHIBIT 99.1

First Cash Reports Second Quarter Earnings per Share of $0.47;
Core Pawn Revenues Increase 16% Driven by 20% Increase in Retail Sales
____________________________________________________________

ARLINGTON, Texas (July 16, 2015) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of retail pawn stores in the U.S. and Mexico, today announced revenue, net income and earnings per share for the three and six month periods ended June 30, 2015.

Mr. Rick Wessel, chief executive officer, stated, “We are pleased to report solid second quarter results driven by strong core pawn revenue growth of 16%, led by a 20% increase in consolidated retail sales. This growth was realized through a combination of improving same-store core revenue growth and new store additions, including recent acquisitions of 27 pawn stores in North Carolina, Virginia and Kentucky. Our operations in Mexico continue to generate strong local- currency revenue, earnings and transaction growth although the strength of the U.S. dollar and the resulting downward pressure on the Mexican peso has reduced dollar-reported earnings. As a result of the increased negative volatility of the peso over the last month, along with anticipated further declines in scrap jewelry and payday lending earnings, we are now projecting full-year earnings to be in a range of $2.60 to $2.75 per diluted share.”

Note: All growth rates presented above and in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis. The average exchange rate of the Mexican peso decreased 18% and 15% during the three and six month periods ended June 30, 2015, respectively, compared to the comparable prior-year periods.

Earnings Highlights

•
Diluted earnings per share for the second quarter of 2015 totaled $0.47 compared to $0.55 in the same prior-year period. Second quarter 2015 earnings were impacted by approximately $0.04 per share in non-recurring expenses related to acquisition costs and payday lending store closures. On a comparative basis with the prior year, second quarter 2015 earnings were reduced by an additional $0.11 per share due to the impact of foreign currency fluctuations and decreases in non-core jewelry scrapping and payday lending operations. A summary of comparative earnings per share impacts is included elsewhere in this release.

•
Year-to-date diluted earnings per share were $1.06 compared to $1.32 in the same prior-year period. Comparative earnings for the first half of 2015 were impacted by $0.43 per share, primarily due to the impacts described above and in the summary of comparative earnings per share impacts included elsewhere in this release.

•
EBITDA (earnings before interest, taxes, depreciation and amortization) for the trailing twelve months ended June 30, 2015 totaled $141.5 million, an increase of 6% on a constant currency basis. Net income was $76.6 million for the trailing twelve month period. A reconciliation of EBITDA to net income is provided elsewhere in this release.

Revenue Highlights

•
Core pawn revenue from retail merchandise sales and pawn service fees increased 16% during the second quarter of 2015 compared to the second quarter of 2014. Total revenue increased to $167.6 million, an 11% improvement, reflecting strong growth in core pawn revenues partially offset by a 30% decline in total non-core payday lending and jewelry scrapping revenues.

•
Retail merchandise sales increased by 20% for the second quarter of 2015, compared to the prior-year period, with increases of 22% in Mexico and 17% in the U.S. Pawn fee revenue grew 10% in total compared to the prior-year period, with increases of 11% and 8% in Mexico and the U.S., respectively.

•
Same-store revenue growth from core pawn operations (excluding scrap jewelry sales and consumer loan fees) increased 8% in Mexico and 4% overall in the second quarter compared to the prior-year period. The overall growth was net of a 1% decrease in U.S. same-store revenues, which represented a significant sequential improvement over the 3% decline recorded in the first quarter of 2015.

•
For the first half of 2015, 52% of revenues were from operations in Mexico which are primarily conducted in Mexican pesos and translated into U.S. dollars, for financial reporting purposes, at the weighted average exchange rate for the period. On a constant currency basis, using the prior year exchange rate, 55% of first half revenues would have been generated in Mexico.

•
Driven by a 7% decrease in the market price of gold and a 30% decline in volume, revenue from non-core wholesale scrap jewelry operations decreased 37% in the second quarter of 2015 compared to the second quarter of 2014. The gross margin for scrap jewelry sales improved to 19% in the second quarter of 2015, compared to 17% in the prior-year period.

•
Non-core consumer loan revenue from payday and title lending operations decreased 19% in the second quarter of 2015 compared to the second quarter of 2014. The decline in non-core consumer loan revenues reflects the Company’s on-going strategic downsizing of these operations. The Company’s U.S. consumer loan business comprised only 4% of total revenue in the second quarter of 2015.

Pawn Operating Metrics

•
The consolidated gross margin on retail merchandise sales remained solid at 38% during the second quarter of 2015, given the continued shift in the Company's consolidated retail product mix toward general merchandise inventory that carries slightly lower margins than retail jewelry items.

•
Pawn loans receivable increased by 10% on a year-over-year basis at quarter end as pawn loans grew equally in both the U.S. and Mexico. On a same-store basis, pawn loans increased slightly in Mexico, with loan growth remaining stronger in the interior markets, offset by decreases in certain mature markets mostly in northern Mexico regions. Same-store pawn loans were down 4% in the U.S., a slight improvement compared to December 2014 when the loans declined 5% due largely to the impact of lower gasoline prices on U.S. pawn loan demand.

•
Consolidated annualized inventory turns for the trailing twelve months ended June 30, 2015 were 3.5 times per year. Aged inventories (items held for over a year) accounted for approximately 6% of total inventories, which slightly exceeded the Company’s historical average due primarily to aged inventories in recently acquired stores. Excluding inventories in the stores acquired during the past twelve months, aged inventories represented only 4% of total inventories.

•	Total inventories at June 30, 2015 increased 23% over the prior-year period, in-line with store growth and largely driven by acquisitions.
Store Count Activity

•	Year-to-date, a total of 53 stores have been added as the Company acquired 29 large format pawn store locations in the U.S. and opened 24 new stores in Mexico.

•	During the twelve months ended June 30, 2015, the Company added 133 net new large format pawn locations, representing a 17% increase in the total number of large format pawn stores.

•
In June 2015, the Company completed the acquisition of a 25-store chain of large format pawn stores with 24 locations in North Carolina and one in Virginia. In addition, the Company acquired two pawn stores located in Kentucky in a separate asset purchase transaction. Second quarter earnings results include non-recurring transaction and integration costs of approximately $0.03 per share associated with acquisition activities.

•
As previously announced, the Company intends to close seven additional consumer lending locations in Texas during the second half of 2015 as part of its strategy to further reduce exposure to payday lending products. This represents a 12% decrease in the number of U.S. consumer lending locations, and will reduce the number of total remaining U.S. locations to 51 stores, all of which are in Texas.

•
As of June 30, 2015, the Company operated 1,046 stores composed of 694 stores in Mexico, of which 651 are large format, full-service pawn stores and 352 stores in the U.S., of which 283 are large format, full-service pawn stores.

Financial Metrics

•
Pre-tax store operating margins were 25% for the trailing twelve months ended June 30, 2015. Excluding the impacts of non-core payday lending and wholesale scrap jewelry operations, operating efficiency remained consistent with the prior year.

•
The EBITDA margin was 20% for the trailing twelve months ended June 30, 2015 and the net operating margin (pre-tax income) was 15% for the same period. The calculation of EBITDA margin is provided elsewhere in this release.

•	The Company’s return on equity for the trailing twelve months ended June 30, 2015 was 17% and the return on assets was 11% for the same period.
Liquidity

•
As of June 30, 2015, the Company had $77 million in cash on its balance sheet and $114 million of availability for future borrowings under its long-term revolving bank credit facilities. The average interest rate on the Company’s $56 million currently outstanding bank debt is 2.69%.

•
The leverage ratio at June 30, 2015 (outstanding indebtedness divided by trailing twelve months EBITDA) was 1.8:1. Net debt, defined as funded debt less invested cash, was $189 million at June 30, 2015. The leverage ratio of EBITDA to net debt was 0.7:1 and the ratio of net debt to equity was 0.4:1.

•
Cash provided by operating activities was $91 million for the trailing twelve months ended June 30, 2015, while free cash flow totaled $72 million. Free cash flow is defined in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
The Company authorized a two million share stock repurchase plan in January 2015. Year-to-date through June 30, 2015, the Company has repurchased 463,000 shares under the plan at an aggregate cost of $23 million.

•
For the trailing twelve months ended June 30, 2015, the Company invested $84 million in acquisitions, $20 million in capital expenditures and $54 million in stock repurchases, funded primarily with operating cash flows and a $37 million increase in net debt.

Fiscal 2015 Outlook

•
Due to the significant further weakening of the Mexican peso during the first and second quarters of 2015, combined with further declines in the price of gold and additional downsizing of the Company’s U.S. payday operations, the Company is updating its fiscal full-year 2015 earnings guidance to a range of $2.60 to $2.75 per diluted share. This compares to the previous guidance at the lower end of the range of $2.75 to $2.90 per share.

◦
The Company’s previous guidance, at the low end of the original fiscal 2015 range, was based on a projected exchange rate of approximately 15.25 Mexican pesos / U.S. dollar for June and the remainder of the year. Based upon the continued volatility and recent further weakening of the exchange rate, we are now assuming an exchange rate in a range of 15.5 to 16.25 Mexican pesos / U.S. dollar for the balance of the year. Accordingly, the incremental foreign currency exchange rate impact for the second half of the year is estimated to be an additional $0.04 to $0.08 per share of earnings headwind.

◦
The previous assumption for the price of gold for 2015 was in a range of $1,200 to $1,300 per ounce. Assuming a revised range of $1,100 to $1,200 per ounce based on current market conditions, coupled with a reduction in expected gold transaction volumes, the impact to second half earnings from reduced scrap jewelry profits is in a range of approximately $0.03 to $0.05 per share.

◦
The updated fiscal 2015 earnings estimates are further tempered by a greater than expected year-over-year decline in earnings from payday and title lending operations driven in large part by new payday regulations in Texas and the strategic closure of additional locations by the Company. As a result, the Company has reduced its previous second half forecast for consumer lending earnings by $0.02 per share.

◦	Earnings for the third quarter of fiscal 2015 that factor in the anticipated headwinds mentioned above are expected to be in the range of $0.60 to $0.66 per diluted share.

•	The Company now expects to add approximately 80 to 90 new stores in 2015. A majority of the additions are expected to be de novo large format pawn stores in Mexico.

Additional Commentary and Analysis

Mr. Wessel further commented on the second quarter results, “Led by our stores in Mexico, the retail sales component of our pawn operations was again a significant growth driver, as we continued to generate strong same-store merchandise sales growth while maintaining industry-leading retail margins. Our inventory levels of popular consumer merchandise remain well positioned with minimal levels of aged inventory. We also experienced second quarter growth in both pawn fee revenues and receivables, with same-store pawn loan improvement in many of our key markets.”

“We added 36 total locations during the second quarter and are on track to meet our 2015 store opening target. The June acquisition including 24 stores in North Carolina is of significant note, as it establishes a new market for First Cash and fits strategically into our existing footprint in the southeast/mid-Atlantic states. During the twelve months ended June 30, 2015, we added 133 net new large format pawn locations, representing a 17% increase, and we currently have 1,047 total locations.”

“While our operations in Mexico continue to generate significant local-currency revenue and earnings growth, the strength of the U.S. dollar continues to impact our reported results in Mexico, with the average exchange rate of the peso decreasing 18% during the three months ended June 30, 2015 compared to the prior-year period. Although consolidated earnings have been impacted by the peso volatility, we have not seen a significant effect on customer traffic or local peso-denominated transaction metrics and margins in Mexico. Additionally, peso earnings are retained in Mexico where they are utilized to fund local operations, working capital and store growth, rather than being exported and exchanged into U.S. dollars.”

“Our cash flows and balance sheet are strong, which should provide the capacity and flexibility to further drive shareholder value. The Company’s long-term credit facilities, which include a combination of the senior notes with long-term fixed-rate financing and bank facilities with flexibility on borrowings at favorable rates, provide additional working and investment capital for organic growth, strategic acquisitions and future share buybacks. Our current leverage ratio of 1.8:1 indicates our capacity for additional leverage as future accretive investment opportunities arise.”

“The strength of our cash flows and balance sheet enabled the Company to repurchase 463,000 shares of common stock at an aggregate cost of $23 million during the first half of 2015. Over the past twelve months, First Cash has invested $158 million in capital expenditures, acquisitions and stock repurchases with a nominal $37 million increase in net debt.”

“We continue to believe that our pawn operations in both Mexico and the U.S. are well positioned to provide affordable short-term credit to unbanked and underbanked consumers in markets with favorable population and demographic trends. Although we continue to be challenged by headwinds from weaker foreign currency exchange rates, lower gold prices and the expected decline in our non-core payday operations, First Cash has demonstrated a history of consistent revenue and earnings growth in our core, currency adjusted pawn operations.”

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, the impact of new or existing regulations, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates, future share repurchases and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions and mergers, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in foreign currency exchange rates and the U.S. dollar to Mexican peso exchange rate in particular;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico), including administrative or legal interpretations thereto;

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in import/export regulations and tariffs or duties;

•	changes in banking, anti-money laundering or gun control regulations;

•	unforeseen litigation or regulatory investigations;

•	changes in tax rates or policies in the U.S. and Mexico;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; and

•	future business decisions.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2014 annual report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2015, including the risks described in Item 1A “Risk Factors” of the Company’s annual report. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of pawn stores, which focus on serving cash and credit constrained consumers. First Cash owns and operates 1,047 pawn and consumer loan stores in 14 U.S. states and 29 states in Mexico. The Company’s pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 96% of the Company’s revenues are from pawn operations.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the six months ended June 30, 2015:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	255	11	65	331
Locations acquired	29	—	—	29
Locations closed or consolidated	(1)	—	(7)	(8)
Total locations, end of period	283	11	58	352

International:
Total locations, beginning of period	629	17	28	674
New locations opened	24	—	—	24
Locations closed or consolidated	(2)	(2)	—	(4)
Total locations, end of period	651	15	28	694

Total:
Total locations, beginning of period	884	28	93	1,005
New locations opened	24	—	—	24
Locations acquired	29	—	—	29
Locations closed or consolidated	(3)	(2)	(7)	(12)
Total locations, end of period	934	26	86	1,046

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At June 30, 2015, 130 of the U.S. large format pawn stores, which are primarily located in Texas, also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Company intends to close an additional seven U.S. consumer loan locations in the second half of fiscal 2015. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$105,625	$97,188	$216,079	$195,896
Pawn loan fees	47,583	47,555	96,237	95,193
Consumer loan and credit services fees	6,710	8,416	14,305	18,200
Wholesale scrap jewelry revenue	7,705	12,167	17,025	25,814
Total revenue	167,623	165,326	343,646	335,103

Cost of revenue:
Cost of retail merchandise sold	65,636	59,093	133,882	119,583
Consumer loan and credit services loss provision	1,709	2,236	2,706	3,979
Cost of wholesale scrap jewelry sold	6,232	10,076	14,241	21,164
Total cost of revenue	73,577	71,405	150,829	144,726

Net revenue	94,046	93,921	192,817	190,377

Expenses and other income:
Store operating expenses	51,746	48,934	104,067	97,426
Administrative expenses	14,669	13,615	28,507	26,944
Depreciation and amortization	4,467	4,325	9,014	8,597
Interest expense	4,126	3,910	8,146	5,346
Interest income	(393)	(262)	(737)	(343)
Total expenses and other income	74,615	70,522	148,997	137,970

Income from continuing operations before income taxes	19,431	23,399	43,820	52,407

Provision for income taxes	6,092	7,384	13,693	13,438

Income from continuing operations	13,339	16,015	30,127	38,969

Loss from discontinued operations, net of tax	—	—	—	(272)
Net income	$13,339	$16,015	$30,127	$38,697

Basic income per share:
Income from continuing operations	$0.47	$0.55	$1.06	$1.35
Loss from discontinued operations	—	—	—	(0.01)
Net income per basic share	$0.47	$0.55	$1.06	$1.34

Diluted income per share:
Income from continuing operations	$0.47	$0.55	$1.06	$1.33
Loss from discontinued operations	—	—	—	(0.01)
Net income per diluted share	$0.47	$0.55	$1.06	$1.32

Weighted average shares outstanding:
Basic	28,196	28,938	28,299	28,945
Diluted	28,411	29,341	28,515	29,341

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,		December 31,
	2015	2014	2014
	(in thousands)
ASSETS
Cash and cash equivalents	$77,430	$84,055	$67,992
Pawn loan fees and service charges receivable	17,611	17,808	16,926
Pawn loans	124,969	123,901	118,536
Consumer loans, net	1,070	1,339	1,241
Inventories	88,080	77,587	91,088
Other current assets	10,862	7,072	12,092
Total current assets	320,022	311,762	307,875

Property and equipment, net	111,754	112,488	113,750
Goodwill, net	300,378	254,918	276,882
Other non-current assets	17,420	15,559	16,168
Total assets	$749,574	$694,727	$714,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$39,496	$42,400	$42,559
Income taxes payable	1,333	—	—
Total current liabilities	40,829	42,400	42,559

Revolving unsecured credit facility	56,000	—	22,400
Senior unsecured notes	200,000	200,000	200,000
Deferred tax liabilities	—	9,970	1,165
Total liabilities	296,829	252,370	266,124

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	399	394	397
Additional paid-in capital	193,977	178,978	188,062
Retained earnings	613,021	536,425	582,894
Accumulated other comprehensive loss from
cumulative foreign currency translation adjustments	(35,044)	(7,439)	(26,168)
Common stock held in treasury, at cost	(319,608)	(266,001)	(296,634)
Total stockholders’ equity	452,745	442,357	448,551
Total liabilities and stockholders’ equity	$749,574	$694,727	$714,675

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$44,323	$37,877	$6,446	17%	17%
Pawn loan fees	22,060	20,381	1,679	8%	8%
Consumer loan and credit services fees	6,174	7,710	(1,536)	(20)%	(20)%
Wholesale scrap jewelry revenue	4,410	6,865	(2,455)	(36)%	(36)%
	76,967	72,833	4,134	6%	6%
International revenue:
Retail merchandise sales	61,302	59,311	1,991	3%	22%
Pawn loan fees	25,523	27,174	(1,651)	(6)%	11%
Consumer loan and credit services fees	536	706	(170)	(24)%	(11)%
Wholesale scrap jewelry revenue	3,295	5,302	(2,007)	(38)%	(38)%
	90,656	92,493	(1,837)	(2)%	15%
Total revenue:
Retail merchandise sales	105,625	97,188	8,437	9%	20%
Pawn loan fees	47,583	47,555	28	—%	10%
Consumer loan and credit services fees	6,710	8,416	(1,706)	(20)%	(19)%
Wholesale scrap jewelry revenue (1)	7,705	12,167	(4,462)	(37)%	(37)%
	$167,623	$165,326	$2,297	1%	11%

(1)
Wholesale scrap jewelry revenue during the three months ended June 30, 2015 consisted primarily of gold sales, of which approximately 5,600 ounces were sold at an average price of $1,203 per ounce, compared to approximately 8,000 ounces of gold sold at $1,318 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Six Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$96,329	$83,452	$12,877	15%	15%
Pawn loan fees	45,966	43,283	2,683	6%	6%
Consumer loan and credit services fees	13,238	16,822	(3,584)	(21)%	(21)%
Wholesale scrap jewelry revenue	10,148	15,408	(5,260)	(34)%	(34)%
	165,681	158,965	6,716	4%	4%
International revenue:
Retail merchandise sales	119,750	112,444	7,306	6%	23%
Pawn loan fees	50,271	51,910	(1,639)	(3)%	12%
Consumer loan and credit services fees	1,067	1,378	(311)	(23)%	(11)%
Wholesale scrap jewelry revenue	6,877	10,406	(3,529)	(34)%	(34)%
	177,965	176,138	1,827	1%	16%
Total revenue:
Retail merchandise sales	216,079	195,896	20,183	10%	20%
Pawn loan fees	96,237	95,193	1,044	1%	9%
Consumer loan and credit services fees	14,305	18,200	(3,895)	(21)%	(21)%
Wholesale scrap jewelry revenue (1)	17,025	25,814	(8,789)	(34)%	(34)%
	$343,646	$335,103	$8,543	3%	10%

(1)
Wholesale scrap jewelry revenue during the six months ended June 30, 2015 consisted primarily of gold, of which approximately 12,200 ounces sold at an average selling price of $1,201 per ounce, compared to approximately 16,900 ounces of gold sold at $1,311 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of June 30, 2015 as compared to June 30, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at June 30,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$69,080	$63,000	$6,080	10%	10%
CSO credit extensions held by independent third-party (1)	8,440	10,258	(1,818)	(18)%	(18)%
Other consumer loans	626	772	(146)	(19)%	(19)%
	78,146	74,030	4,116	6%	6%
International:
Pawn loans	55,889	60,901	(5,012)	(8)%	10%
Other consumer loans	444	567	(123)	(22)%	(6)%
	56,333	61,468	(5,135)	(8)%	9%
Total:
Pawn loans	124,969	123,901	1,068	1%	10%
CSO credit extensions held by independent third-party (1)	8,440	10,258	(1,818)	(18)%	(18)%
Other consumer loans	1,070	1,339	(269)	(20)%	(14)%
	$134,479	$135,498	$(1,019)	(1)%	7%
Pawn inventories:
Domestic pawn inventories	$48,492	$36,370	$12,122	33%	33%
International pawn inventories	39,588	41,217	(1,629)	(4)%	15%
	$88,080	$77,587	$10,493	14%	23%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company’s balance sheet, net of the Company’s estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the composition of pawn collateral and the average outstanding pawn loan receivable as of June 30, 2015 as compared to June 30, 2014.

	Balance at June 30,
	2015	2014
Composition of pawn collateral:
Domestic pawn loans:
General merchandise	47%	45%
Jewelry	53%	55%
	100%	100%
International pawn loans:
General merchandise	88%	88%
Jewelry	12%	12%
	100%	100%
Total pawn loans:
General merchandise	66%	66%
Jewelry	34%	34%
	100%	100%

Average outstanding pawn loan amount:
Domestic pawn loans	$159	$162
International pawn loans (1)	64	71
Total pawn loans (1)	95	100

(1)	Decline in average outstanding pawn loan is primarily due to the decline in the Mexican peso to U.S. dollar exchange rate in 2015.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

The Company uses certain financial calculations such as EBITDA, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating EBITDA, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

Summary of Comparative Earnings Per Share Impacts
The following table summarizes certain non-GAAP adjustments, net of tax, negatively impacting comparative earnings per share for the three and six month periods ended June 30, 2015 compared to prior-year periods:

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Thousands	Per Share	In Thousands	Per Share
Impact of change of average Mexican peso exchange rate from 2014 to 2015	$2,063	$0.07	$3,323	$0.12
Non-recurring expenses related to acquisition activity and consumer loan-store closures	996	0.04	1,098	0.04
Decrease in gross profit from non-core U.S. consumer lending operations	783	0.03	1,733	0.06
Decrease in gross profit from non-core scrap jewelry operations	420	0.01	1,269	0.05
Incremental interest expense related to March 2014 issuance of $200 million notes	—	—	1,257	0.04
Non-recurring tax benefit included in first quarter of 2014 earnings	—	—	3,669	0.12
Total adjustments affecting 2015 earnings comparability to 2014 earnings	$4,262	$0.15	$12,349	$0.43

As reported 2015 net income	$13,339	$0.47	$30,127	$1.06

As reported 2014 net income	$16,015	$0.55	$38,697	$1.32

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization
The Company defines EBITDA as net income (loss) before income taxes, depreciation and amortization, interest expense and interest income. EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2015	2014	2015	2014	2015	2014
Net income	$13,339	$16,015	$30,127	$38,697	$76,596	$86,616
Adjustments:
Income taxes	6,092	7,384	13,693	13,438	31,797	30,059
Depreciation and amortization	4,467	4,325	9,014	8,597	17,893	16,600
Interest expense	4,126	3,910	8,146	5,346	16,327	7,486
Interest income	(393)	(262)	(737)	(343)	(1,076)	(467)
EBITDA	$27,631	$31,372	$60,243	$65,735	$141,537	$140,294
Loss from discontinued operations, net of tax	—	—	—	272	—	998
EBITDA from continuing operations	$27,631	$31,372	$60,243	$66,007	$141,537	$141,292

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$167,623	$165,326	$343,646	$335,103	$721,420	$693,685
EBITDA from continuing operations	$27,631	$31,372	$60,243	$66,007	$141,537	$141,292
EBITDA from continuing operations as a percentage of revenue	16%	19%	18%	20%	20%	20%

Leverage ratio (indebtedness divided by EBITDA from continuing operations):
Indebtedness					$256,000	$200,000
EBITDA from continuing operations					$141,537	$141,292
Leverage ratio					1.8:1	1.4:1

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “cash flow from operating activities, including discontinued operations” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	June 30,
	2015	2014
Cash flow from operating activities, including discontinued operations	$91,049	$110,210
Cash flow from investing activities:
Loan receivables	1,517	(1,007)
Purchases of property and equipment	(20,495)	(28,357)
Free cash flow	$72,071	$80,846

Constant Currency
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the end-of-period exchange rate of 13.0 Mexican pesos / U.S. dollar at June 30, 2014 was used compared to the exchange rate of 15.6 Mexican pesos / U.S. dollar at June 30, 2015. For income statement items, the average exchange rate for the prior-year quarter ended June 30, 2014 of 13.0 Mexican pesos / U.S. dollar was used compared to the current-quarter rate of 15.3 Mexican pesos / U.S. dollar. The average exchange rate for the prior-year six-month period ended June 30, 2014 was 13.1 Mexican pesos / U.S. dollar was used compared to the current year-to-date rate of 15.1 Mexican pesos / U.S. dollar.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com